                                                                     EXHIBIT 99

                                                                  PNC BANK CORP.

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Consolidated Financial Highlights
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
                                                                           Three months ended                  Nine months ended
                                                                                 September 30                       September 30
                                                                    -------------------------         --------------------------
Dollars in thousands, except per share data                            1994              1993              1994             1993
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FINANCIAL PERFORMANCE
Net interest income (taxable-equivalent basis)                     $503,240          $467,878        $1,510,407       $1,397,580
Income before cumulative effect of changes in accounting
  principles                                                        187,998           217,676           581,532          573,829
Net income                                                          187,998           217,676           581,532          554,436
Earnings per common share
 Before cumulative effect of changes in accounting principles
   Primary                                                              .79               .92              2.45             2.42
   Fully diluted                                                        .79               .91              2.44             2.41
 Net income
   Primary                                                              .79               .92              2.45             2.34
   Fully diluted                                                        .79               .91              2.44             2.33
Net interest margin                                                    3.45%             3.93%             3.57%            4.01%
Returns before cumulative effect of changes in accounting
  principles
  Return on average total assets                                       1.20              1.72              1.29             1.55
  Return on average common shareholders' equity                       17.15             21.59             18.04            19.74
Returns based on net income
  Return on average total assets                                       1.20              1.72              1.29             1.50
  Return on average common shareholders' equity                       17.15             21.59             18.04            19.07
Net charge-offs to average loans                                        .18               .54               .27              .69
After-tax profit margin                                               25.60             29.73             26.10            25.95
Overhead ratio                                                        59.36             47.25             57.49            50.46
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SELECTED AVERAGE BALANCES (In millions)
Total assets                                                       $ 61,988          $ 50,270          $ 60,204         $ 49,414
Total earning assets                                                 58,275            47,424            56,518           46,496
Securities                                                           22,422            21,011            21,844           20,393
Loans, net of unearned income                                        34,494            25,528            33,025           25,310
Deposits                                                             33,982            27,813            32,665           27,997
Shareholders' equity                                                  4,360             4,013             4,320            3,899
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

                                                                              SEPTEMBER 30       December 31      September 30
                                                                                      1994              1993              1993
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PERIOD-END RATIOS
Capital
 Risk-based capital
   Tier I                                                                             8.61%             9.57%            10.72%
   Total                                                                             11.41             12.11             13.45
 Leverage                                                                             6.82              7.85              8.10
 Common shareholders' equity to total assets                                          6.92              6.93              7.84
Asset quality
 Nonperforming loans to total loans                                                   1.03              1.15              1.53
 Nonperforming assets to total loans and foreclosed assets                            1.44              1.65              2.25
 Nonperforming assets to total assets                                                  .80               .89              1.19
 Allowance for credit losses to total loans                                           2.89              2.92              3.43
 Allowance for credit losses to nonperforming loans                                 281.35            253.12            223.87
Book value per common share
 As reported                                                                        $18.87            $18.34            $17.50
 Excluding net unrealized securities gains/losses                                    19.46             17.96             17.50
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                             CONTENTS
CORPORATE FINANCIAL REVIEW..................................     2
Consolidated Financial Statements
  Consolidated Balance Sheet................................    17
  Consolidated Statement of Income..........................    18
  Consolidated Statement of Cash Flows......................    19
  Notes to Consolidated Financial Statements................    20
Average Consolidated Balance Sheet
  and Net Interest Analysis.................................    22
Corporate Information.......................................    24

PNC BANK CORP.

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                                                      Corporate Financial Review

The following Corporate Financial
Review should be read in conjunction
with the unaudited Consolidated
Financial Statements of PNC Bank Corp.
and subsidiaries ("Corporation")
included herein and with management's
discussion and analysis and the audited
Consolidated Financial Statements
included in the Corporation's 1993
Annual Report.

Overview

Net income for the first nine months of 1994 was $581.5 million, or $2.44 per fully diluted share, compared with $554.4 million, or $2.33 per share, for the first nine months of 1993. Income before accounting changes in the prior year period was $573.8 million or $2.41 per fully diluted share. Return on assets and return on common shareholders' equity were 1.29 percent and 18.04 percent, respectively, in 1994, compared with 1.50 percent and 19.07 percent in 1993. The corresponding 1993 returns before accounting changes were 1.55 percent and 19.74 percent.

    The comparative results for the nine months reflect the impact of acquisitions completed during the past twelve months. The acquisitions have further diversified the Corporation's revenue sources and increased the percentage of fee-based revenue from 28.4 percent to 32.6 percent of total revenue. The pending acquisition of BlackRock Financial Management, L.P. ("BlackRock"), will further expand fee-based revenues.

    The results for the first nine months of 1993 included the cumulative effect of adopting Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," and a change in the method of accounting for certain intangible assets, primarily purchased mortgage servicing rights. The cumulative effect of these changes reduced net income by $9.0 million and $10.4 million, respectively.

    During the first nine months of 1994, the nation's real gross domestic product grew at an annual rate of 3.6 percent, according to the United States Commerce Department. Management expects economic growth to continue through the remainder of 1994 and into 1995. Based on recent economic indicators, management also expects interest rates will continue to increase in the fourth quarter of 1994 and throughout next year to higher levels than previously anticipated.
This interest rate environment is expected to adversely impact net interest income and net interest margin. Management intends to continue to take actions designed to reduce the interest rate risk of the Corporation and the adverse impact of the higher interest rate environment.

Mergers and Acquisitions

On November 30, 1993, the Corporation completed its acquisition of PNC Mortgage (formerly Sears Mortgage Banking Group). In the third quarter of 1994, the post-closing purchase price adjustments were finalized with no material impact. With this acquisition, the Corporation added assets of $7.6 billion; a mortgage servicing portfolio approximating $27 billion, including $21 billion serviced for others; and a national residential mortgage production network.

    During the first nine months of 1994, the Corporation completed the acquisitions of United Federal Bancorp, Inc., State College, Pennsylvania and First Eastern Corp. ("First Eastern"), Wilkes-Barre, Pennsylvania. The combined assets and deposits totaled $2.8 billion and $2.4 billion, respectively. The Corporation also purchased a $10-billion residential mortgage servicing portfolio from the Associates Corporation of North America ("Associates").

    In the second quarter of 1994, the Corporation entered into a definitive agreement to acquire BlackRock, a New York-based, fixed-income investment management firm with approximately $23 billion in assets under management. The purchase price is approximately $240 million in cash and notes. This transaction is expected to close in the first quarter of 1995, pending regulatory and other approvals.

                                                                  PNC BANK CORP.

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Corporate Financial Review

    In the third quarter of 1994, the Corporation announced agreements to acquire Brentwood Financial Corporation, Cincinnati, Ohio, and Indian River Federal Savings Bank, Vero Beach, Florida. The aggregate purchase price approximates $33 million in cash. The combined assets and deposits totaled approximately $175 million and $140 million, respectively, at September 30, 1994. These transactions are expected to close in the first quarter of 1995, subject to regulatory and shareholder approvals.

Income Statement Review

INCOME STATEMENT HIGHLIGHTS
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
Nine months ended
  September 30                                        Change
                                                  ------------------
Dollars in millions         1994        1993      Amount     Percent
- --------------------------------------------------------------------
Net interest income--
 taxable-equivalent
  basis                   $1,510      $1,397      $ 113         8.1%
Provision for credit
  losses                      60         165       (105)      (63.6)
Noninterest income           732         555        177        31.9
Net securities gains
  (losses)                   (14)        184       (198)     (107.5)
Noninterest expense        1,281       1,078        203        18.8
Income before cumulative
 effect of changes in
 accounting principles       582         574          8         1.4
Net income                   582         554         28         5.1
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

NET INTEREST INCOME AND NET INTEREST MARGIN On a fully taxable-equivalent basis, net interest income for the first nine months of 1994 increased $112.8 million, or
8.1 percent, compared with the prior year. The increase was due to higher levels of average earning assets.

NET INTEREST MARGIN
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Nine months ended September 30
                                                           Basis
                                                           Point
Taxable-equivalent basis             1994       1993      Change
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
Book-basis yield on earning assets   6.48%      6.60%       (12)
Effect of loan fees                   .13        .15         (2)
Taxable-equivalent adjustment         .06        .09         (3)
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 Taxable-equivalent yield on
   earning assets                    6.67       6.84        (17)
Rate on interest-bearing liabilities  3.93      3.85          8
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 Interest rate spread                2.74       2.99        (25)
Effect of noninterest-bearing
  sources                             .55        .60         (5)
Net benefit of interest rate swaps    .28        .42        (14)
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 Net interest margin                 3.57%      4.01%       (44)
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

    The net interest margin for the first nine months of 1994 narrowed 44 basis points, compared with the corresponding 1993 period. The narrower interest rate spread was primarily due to liabilities repricing at a faster rate than assets and to the maturity structure and nature of liabilities assumed relative to assets acquired in the PNC Mortgage acquisition. In addition, the net interest margin was negatively impacted by a lower proportion of noninterest-bearing sources supporting earning assets and a reduced benefit from interest rate swaps. Management expects net interest income and the net interest margin to decline in the fourth quarter of 1994 and in 1995 compared with full year 1994.

VOLUME/RATE ANALYSIS
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
Nine months ended September 30        Increase (Decrease)
1994 versus 1993                       Due to Changes in
                                 ---------------------------------
                                                    Rate
In millions                    Volume    Rate      Volume    Total
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Interest income                $520      $(61)     $(12)     $447
Interest expense                244        72        18       334
Net interest income             276      (133)      (30)      113
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

PROVISION FOR CREDIT LOSSES The provision for credit losses was $60.1 million in the first nine months of 1994, compared with $165.3 million a year ago. Stronger economic conditions combined with management's ongoing efforts to improve asset quality resulted in lower nonperforming assets and charge-offs, and a higher reserve coverage of nonperforming loans. The quarterly provision for credit losses is expected to decline further in the fourth quarter of 1994 and in 1995.

NONINTEREST INCOME Noninterest income excluding securities transactions increased 31.9 percent to $731.8 million. As a percentage of total revenue, noninterest income excluding securities transactions was 32.6 percent in the first nine months of 1994, compared with 28.4 percent a year earlier. The pending acquisition of BlackRock will further expand fee-based revenue.

PNC BANK CORP.

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                                                      Corporate Financial Review

provision for credit losses is expected to decline further in the fourth quarter of 1994 and in 1995.

NONINTEREST INCOME Noninterest income excluding securities transactions increased 31.9 percent to $731.8 million. As a percentage of total revenue, noninterest income excluding securities transactions was 32.6 percent in the first nine months of 1994, compared with 28.4 percent a year earlier. The pending acquisition of BlackRock will further expand fee-based revenue.

NONINTEREST INCOME
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Nine months ended September 30                                                                           Change
                                                                                                 ---------------------
Dollars in thousands                                                     1994         1993        Amount       Percent
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
Investment management and trust
 Trust                                                               $146,658     $137,675     $   8,983           6.5%
 Mutual funds                                                          72,157       65,905         6,252           9.5
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   Total investment management and trust                              218,815      203,580        15,235           7.5
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Service charges, fees and commissions
 Deposit account and corporate services                               124,156      117,347         6,809           5.8
 Credit card and merchant services                                     40,520       40,734          (214)          (.5)
 Brokerage                                                             26,529       28,238        (1,709)         (6.1)
 Corporate finance                                                     33,302       30,295         3,007           9.9
 Other services                                                        50,628       44,580         6,048          13.6
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   Total service charges, fees and commissions                        275,135      261,194        13,941           5.3
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Mortgage banking
 Servicing                                                             93,140       19,417        73,723         379.7
 Sales of servicing                                                    51,338                     51,338            NM
 Marketing                                                             14,796        5,207         9,589         184.2
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   Total mortgage banking                                             159,274       24,624       134,650         546.8
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Other                                                                  78,561       65,231        13,330          20.4
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   Total noninterest income before net securities gains (losses)      731,785      554,629       177,156          31.9
Net securities gains (losses)                                         (13,895)     184,290      (198,185)       (107.5)
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   Total                                                             $717,890     $738,919     $ (21,029)         (2.8)%
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

NM--Not meaningful

    Investment management and trust revenue increased 7.5 percent to $218.8 million. Growth in revenue from new trust relationships and mutual fund accounting and administrative services was partially offset by a decline in fees resulting from lower levels of managed assets. The BlackRock acquisition is expected to add approximately $23 billion in discretionary institutional trust and mutual fund assets and approximately 20 percent to investment management and trust revenue on an annual basis. The table below sets forth trust and mutual fund assets and the related revenue as of and for the nine months ended September 30, 1994 and 1993.

INVESTMENT MANAGEMENT AND TRUST
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                                                       Assets at September 30                                  Revenue for the
                              ------------------------------------------------------------------------           nine months
                                                                                                                    ended
                                Discretionary            Nondiscretionary                Total                   September 30
                              ------------------       --------------------       --------------------       --------------------
        In millions            1994       1993           1994        1993           1994        1993           1994        1993
- ---------------------------------------------------------------------------------------------------------------------------------
Personal and charitable       $23,350    $22,354       $ 10,050    $ 10,329       $ 33,400    $ 32,683       $107,710    $ 99,308
Institutional                   2,782      6,704         78,281      68,295         81,063      74,999         38,948      38,367
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 Total trust                   26,132     29,058         88,331      78,624        114,463     107,682        146,658     137,675
Mutual funds                   23,955     22,562         57,179      50,887         81,134      73,449         72,157      65,905
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 Total                        $50,087    $51,620       $145,510    $129,511       $195,597    $181,131       $218,815    $203,580
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

                                                                  PNC BANK CORP.

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Corporate Financial Review

    During 1993, the Corporation sold its interest in an investment advisory firm. Approximately $3.2 billion of discretionary institutional trust assets managed by that firm were included in the 1993 amounts and are excluded from the 1994 amounts.

    Service charges, fees and commissions increased $13.9 million, or 5.3 percent, to $275.1 million. Increased transaction volume related to acquisitions and new business accounted for the growth in deposit account and corporate services revenue. The decline in brokerage fees was attributable to lower transaction volume. Increased syndication and advisory activity accounted for the growth in corporate finance fees. Other service fees increased as a result of revised consumer loan fee schedules.

    Mortgage banking income increased $134.7 million, to $159.3 million, as a result of the PNC Mortgage acquisition and the purchase of the Associates mortgage servicing portfolio. During the first nine months of 1994, the Corporation originated $5.3 billion of residential mortgages, approximately 75 percent of which represented new financings. The rising interest rate environment adversely impacted the volume of originations. However, the value of the mortgage servicing portfolio increased as mortgage loan prepayments declined. Gains from sales of mortgage servicing totaled $51.3 million during the first nine months of 1994. At September 30, 1994, the Corporation's mortgage servicing portfolio totaled $41.6 billion, with a weighted-average coupon of
7.78 percent, including $30.9 billion serviced for others.

    Venture capital income, which is included in other noninterest income, totaled $38.4 million in the first nine months of 1994, compared with $30.9 million a year ago. In addition, higher gains from sales of assets were partially offset by lower trading account profits.

    Net securities losses totaled $13.9 million during the first nine months of 1994. In the third quarter of 1994, approximately $2.7 billion of fixed-rate securities were sold and replaced with variable-rate assets to reduce the Corporation's interest rate sensitivity.

NONINTEREST EXPENSE
- ------------------------------------------------------------------
Nine months ended September 30                              Change
                                                   ---------------
Dollars in thousands       1994          1993      Amount   Percent
- -------------------------------------------------------------------
Compensation         $  497,835    $  423,309    $ 74,526    17.6 %
Employee benefits       121,164        88,700      32,464    36.6
- ---------------------------------------------------------
 Total staff expense    618,999       512,009     106,990    20.9
- ---------------------------------------------------------
Net occupancy           101,107        86,449      14,658    17.0
Equipment                98,915        82,373      16,542    20.1
Amortization of
 intangible assets       59,478        22,737      36,741   161.6
Federal deposit
 insurance               54,745        48,664       6,081    12.5
Taxes other than
  income                 33,411        28,058       5,353    19.1
Other                   314,399       297,787      16,612     5.6
- ---------------------------------------------------------
 Total               $1,281,054    $1,078,077    $202,977    18.8 %
- -----------------------------------------------------------------

NONINTEREST EXPENSE Noninterest expense totaled $1.3 billion in the first nine months of 1994, compared with $1.1 billion in the year-earlier period. Excluding acquisitions, noninterest expense declined 1 percent. The overhead ratio increased to 57.5 percent in the first nine months of 1994, compared with 50.5 percent in 1993. The comparison was adversely impacted by net securities losses of $13.9 million in 1994, compared with net gains of $184.3 million in 1993, and by the PNC Mortgage acquisition. Pending acquisitions are expected to increase noninterest expense by approximately 3 percent.

    Excluding the impact of acquisitions, staff expense increased 3.5 percent. Average full-time equivalent employees increased to 21,100 for the first nine months of 1994, compared with 17,800 in the year-earlier period, as a result of acquisitions and staff additions in targeted businesses. Pension expense increased $11.3 million in the comparison due to a reduction in the discount rate used to calculate the pension obligation.

    The increase in the remaining noninterest expense categories was primarily due to acquisitions.

PNC BANK CORP.

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                                                      Corporate Financial Review

LINE OF BUSINESS HIGHLIGHTS
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                                                               Net Interest and
Nine months ended September 30                                      Noninterest                   Average               Return on
                                             Earnings                   Revenue           Assigned Assets         Assigned Equity
                                       --------------        ------------------      --------------------        ----------------
Dollars in millions                    1994      1993          1994        1993         1994         1993        1994        1993
- ---------------------------------------------------------------------------------------------------------------------------------
Corporate Banking
  Large Corporate                      $ 57      $ 50        $  131      $  104      $ 4,344      $ 2,943          17%         20%
  Middle Market                         186       159           392         426        9,918        9,924          19          15
- ---------------------------------------------------------------------------------------------------------
    Total Corporate Banking             243       209           523         530       14,262       12,867          18          16
- ---------------------------------------------------------------------------------------------------------
Retail Banking
  Consumer Banking                      217       204           993         933       25,659       23,295          19          22
  Mortgage Banking                       71        22           335         104        9,896        3,262          20          19
- ---------------------------------------------------------------------------------------------------------
    Total Retail Banking                288       226         1,328       1,037       35,555       26,557          19          21
- ---------------------------------------------------------------------------------------------------------
Investment Management and Trust
  Trust                                  32        33           160         153          382          352          44          51
  Mutual Funds                           21        18            86          72          148          109          51          53
- ---------------------------------------------------------------------------------------------------------
    Total Investment Management and
      Trust                              53        51           246         225          530          461          46          52
- ---------------------------------------------------------------------------------------------------------
Investment Banking
  Portfolio Management                   44       169            77         273        9,547        9,014          22          85
  Brokerage and Underwriting             25        21            84          58          540          287          46          42
- ---------------------------------------------------------------------------------------------------------
    Total Investment Banking             69       190           161         331       10,087        9,301          28          76
- ---------------------------------------------------------------------------------------------------------
    Total lines of business             653       676         2,258       2,123       60,434       49,186          21          25
Unallocated items and eliminations      (71)     (103)          (55)        (17)        (230)         228
Cumulative effect of changes in
  accounting principles                           (19)
- ---------------------------------------------------------------------------------------------------------
    Total                              $582      $554        $2,203      $2,106      $60,204      $49,414
- ---------------------------------------------------------------------------------------------------------------------------------

LINE OF BUSINESS RESULTS The management accounting process uses various methods of balance sheet and income statement allocations, transfers and assignments to evaluate the performance of various business units. Unlike financial accounting, there is no comprehensive, authoritative body of guidance for management accounting equivalent to generally accepted accounting principles. The following information is based on management accounting practices which conform to and support the management structure of the Corporation and is not necessarily comparable with similar information for any other financial institution. Designations, assignments, and allocations may change from time to time as the management accounting system is enhanced and business or product lines change. During 1994, certain methodologies were changed and, accordingly, results for 1993 are presented on a consistent basis.
    For management reporting purposes, the Corporation has designated four distinct lines of business: Corporate Banking, Retail Banking, Investment Management and Trust, and Investment Banking. The financial results presented in this section reflect each line of business as if it operated on a stand-alone basis. Securities or borrowings have been assigned to each line of business based on its net asset or liability position. The remaining securities and borrowings, and related interest rate spread, emanating from management of the Corporation's overall asset/liability position, as well as securities transactions, are included in Portfolio Management.
    Earnings contributed by the lines of business totaled $653 million in the first nine months of 1994, compared with $676 million in the first nine months of 1993. These results exceeded reported consolidated net income by $71 million and $122 million, respectively, due to the cumulative effect of changes in accounting principles in 1993, provision for credit losses in excess of specific reserve allocations and certain unallocated revenue and expense. Excluding securities transactions, earnings from the lines of business were $662 million and $556 million, respectively, and returns on assigned equity were 21 percent in both periods.

                                                                  PNC BANK CORP.

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Corporate Financial Review

CORPORATE BANKING Corporate Banking provided 37 percent of line of business earnings in the first nine months of 1994, compared with 31 percent in the first nine months of 1993. Large Corporate benefited from a 38 percent increase in average loans and improved asset quality, which more than offset the impact of narrower interest rate spreads on loans. The majority of the loan growth was in short-term commercial and money market loans. Middle Market revenue declined in 1994 due to the impact of narrower interest rate spreads on loans and a reduction in the real estate project portfolio. The increase in earnings resulted from a lower provision for credit losses as asset quality improved in both the commercial and real estate project portfolios. Revenue from treasury management services accounted for 16 percent of total Corporate Banking revenue in 1994, compared with 15 percent a year ago.

RETAIL BANKING The earnings contribution from Retail Banking increased to 44 percent in the first nine months of 1994, from 33 percent a year ago. Within Consumer Banking, average loans increased 17 percent and average deposits increased 8 percent. Such increases were primarily due to acquisitions. Higher net interest revenue and improved asset quality contributed to the increase in earnings. The increase in Mortgage Banking earnings resulted from the acquisition of PNC Mortgage. During the first nine months of 1994, the mortgage servicing portfolio increased $6.1 billion to $41.6 billion at September 30, 1994, including $30.9 billion serviced for others. The net growth in servicing resulted from the Associates transaction. Mortgage Banking originated $5.3 billion of residential mortgages during the first nine months of 1994, and $4.8 billion of servicing was sold which resulted in gains of $51.3 million.

INVESTMENT MANAGEMENT AND TRUST Investment Management and Trust contributed 8 percent to line of business earnings in both nine-month periods. Trust earnings declined in the comparison as increased revenue from new business was more than offset by higher marketing and incentive expenses. Mutual Funds earnings increased $3.1 million in the first nine months of 1994, compared with the year-earlier period. Increased revenue from growth of the PNC Family of Funds, to assets totaling $4.8 billion, a gain on sale of certain transfer agent servicing and expanded accounting and administrative services, was partially offset by lower investment advisory fees and increased marketing costs.

INVESTMENT BANKING The earnings contribution from Investment Banking was 11 percent in the first nine months of 1994, compared with 28 percent in the first nine months of 1993. Portfolio Management earnings declined in the comparison as net securities losses of $13.9 million were recognized in 1994, compared with net gains of $184.3 million in 1993. The net securities losses resulted from the sale of certain fixed-rate securities in the third quarter of 1994 which were replaced with variable-rate assets to reduce the Corporation's interest rate sensitivity. Excluding securities transactions, Investment Banking's earnings were $78 million and $70 million in the comparison. Higher venture capital income accounted for the increase in Brokerage and Underwriting earnings.

Balance Sheet Review
BALANCE SHEET HIGHLIGHTS
- ------------------------------------------------------------------
                                 Nine months ended
                                      September 30
                             ---------------------       Full Year
Averages in millions            1994          1993            1993
- ------------------------------------------------------------------
Securities                   $21,844       $20,393        $20,403
Loans, net of unearned
  income                      33,025        25,310         25,959
Total earning assets          56,518        46,496         47,340
Total assets                  60,204        49,414         50,321
Deposits                      32,665        27,997         28,442
Borrowed funds                11,284        10,682         10,373
Notes and debentures          10,848         5,791          6,486
Shareholders' equity           4,320         3,899          3,957
- ------------------------------------------------------------------

    The changes in the average balance sheet reflect the impact of acquisitions, increased loan demand and asset/liability management activities. Average loans for the first nine months of 1994 increased 30.5 percent to $33.0 billion, compared with the first nine months of 1993. Average commercial and average consumer loans increased 10.7 percent and 10.4 percent, respectively. Excluding the impact of acquisitions, average loans increased 5.5 percent reflecting higher loan demand.

    The proportion of average loans to average earning assets

PNC BANK CORP.

- --------------------------------------------------------------------------------
                                                      Corporate Financial Review

increased to 58.4 percent in the first nine months of 1994, compared with 54.4 percent a year ago.

    Average deposits increased $4.7 billion, compared with the first nine months of 1993. The proportion of average noninterest-bearing sources supporting average earning assets was 13.9 percent in the first nine months of 1994, compared with 15.6 percent in the year-earlier period. The decline was primarily due to the PNC Mortgage acquisition. Average notes and debentures increased $5.1 billion as bank notes and Federal Home Loan Bank advances were used as lower cost alternatives to other funding sources.

LOANS
- ---------------------------------------------------------------------------------------------------------------------------------
                                                                         SEPTEMBER 30, 1994                     December 31, 1993
                                                               ----------------------------          ----------------------------
                                                                                   UNFUNDED                              Unfunded
In millions                                                    OUTSTANDINGS     COMMITMENTS          Outstandings     Commitments
- ---------------------------------------------------------------------------------------------------------------------------------
Commercial
 Manufacturing                                                      $ 2,934         $ 5,268               $ 2,765         $ 4,351
 Services                                                             2,213           2,136                 1,586           1,599
 Retail/Wholesale                                                     2,079           2,100                 1,789           1,570
 Communications                                                       1,202           1,325                 1,337             732
 Financial services                                                     858           2,131                   872           1,666
 Real estate related                                                    560             248                   557             177
 Investment/Holding Co.                                                 521             339                   454             264
 Other                                                                2,967           3,963                 3,103           3,089
- ---------------------------------------------------------------------------------------------------------------------------------
   Total commercial                                                  13,334          17,510                12,463          13,448
- ---------------------------------------------------------------------------------------------------------------------------------
Real estate project
 Residential construction and development                                85              90                    70              72
 Commercial construction and development                                283             414                   280             221
 Medium-term financings
   Standing                                                             883             174                   875             142
   Other                                                                403              39                   505              68
- ---------------------------------------------------------------------------------------------------------------------------------
   Total real estate project                                          1,654             717                 1,730             503
- ---------------------------------------------------------------------------------------------------------------------------------
Real estate mortgage
 Residential                                                          8,734             981                 8,036           1,521
 Commercial                                                           1,302              20                   905               6
- ---------------------------------------------------------------------------------------------------------------------------------
   Total real estate mortgage                                        10,036           1,001                 8,941           1,527
- ---------------------------------------------------------------------------------------------------------------------------------
Consumer
 Home equity                                                          2,657           1,705                 2,238           1,360
 Automobile                                                           2,578                                 2,428
 Student                                                              1,175              73                 1,103              27
 Credit card                                                            744           3,453                   725           3,065
 Other                                                                1,973             191                 2,031             214
- ---------------------------------------------------------------------------------------------------------------------------------
   Total consumer                                                     9,127           5,422                 8,525           4,666
- ---------------------------------------------------------------------------------------------------------------------------------
Other                                                                 1,772             844                 1,871             400
Unearned income                                                        (223)                                 (222)
- ---------------------------------------------------------------------------------------------------------------------------------
   Total, net of unearned income                                    $35,700         $25,494               $33,308         $20,544
- ---------------------------------------------------------------------------------------------------------------------------------

LOANS The Corporation manages credit risk associated with its lending activities through portfolio diversification, underwriting policies and procedures, and loan monitoring practices. At September 30, 1994, commercial, real estate project, real estate mortgage, consumer and other loans accounted for approximately 37 percent, 4 percent, 28 percent, 26 percent and 5 percent, respectively, of total loans. The portfolio composition remained substantially unchanged from year-end 1993.

    Total commercial loan outstandings increased $871 million, or 7.0 percent, from December 31, 1993, due to increases in short-term commercial loans. Total commercial unfunded commitments increased $4.1 billion, or 30.2 percent, in the comparison. Should economic growth

                                                                  PNC BANK CORP.

- --------------------------------------------------------------------------------
Corporate Financial Review

continue, management expects a portion of these commitments to be converted into outstandings.

    Total real estate project exposure increased $138 million since year end. Retail and office projects accounted for 33 percent and 24 percent, respectively, of total real estate project exposure at September 30, 1994. Multi-family, hotel/motel, and residential projects accounted for 10 percent, 9 percent and 8 percent, respectively. No other project type accounted for more than 4 percent. Projects in the Corporation's primary markets, which include Delaware, Indiana, Kentucky, New Jersey, Ohio and Pennsylvania, accounted for 71 percent of total outstandings. The southeast region of the United States accounted for 14 percent and no other geographic region accounted for more than 6 percent.

    Real estate mortgage outstandings increased 12.2 percent primarily due to acquisitions and portfolio management strategies. Residential and commercial mortgages acquired in 1994 totaled $568 million and $288 million, respectively. As part of its overall asset/liability management strategy, the Corporation retains certain originated residential mortgage products in the loan portfolio. Generally, these products are limited to adjustable-rate loans or those with balloon payment features. The remainder of its fixed-rate production is securitized and retained for the securities portfolio or sold.

    Consumer loan outstandings increased $602 million due to acquisitions. Excluding acquisitions, consumer loans increased approximately 6 percent, primarily in the home equity lending portfolio.

RISK ELEMENTS During the first nine months of 1994, nonperforming assets declined $39 million as a result of continued improvement in overall asset quality. Excluding the impact of the First Eastern acquisition, total nonperforming assets declined $113 million from year-end 1993. Management anticipates the favorable trend will continue.

    At September 30, 1994, $90 million of nonperforming loans were current as to principal and interest, compared with $102 million at December 31, 1993.

NONPERFORMING ASSETS
- --------------------------------------------------------------

                                  SEPTEMBER 30   December 31
Dollars in millions                   1994          1993
- -------------------------------------------------------------
Nonaccrual loans
 Commercial                                $211          $181
 Real estate project                         78            91
 Real estate mortgage                        73            84
- -------------------------------------------------------------
   Total nonaccrual loans                   362           356
- -------------------------------------------------------------
Restructured loans                            4            28
- -------------------------------------------------------------
   Total nonperforming loans                366           384
- -------------------------------------------------------------
Foreclosed assets
 Real estate project                         91           108
 Real estate mortgage                        30            42
 Other                                       28            20
- -------------------------------------------------------------
   Total foreclosed assets                  149           170
- -------------------------------------------------------------
   Total                                   $515          $554
- -------------------------------------------------------------
Nonperforming loans to total loans         1.03%         1.15%
Nonperforming assets to total
  loans and foreclosed assets              1.44          1.65
Nonperforming assets to total
  assets                                    .80           .89
- -------------------------------------------------------------

    Office, retail and land projects accounted for 69 percent of total nonperforming real estate project assets at September 30, 1994. The Corporation's primary markets accounted for 61 percent of total nonperforming real estate project assets. The southeast region of the United States and metropolitan Washington D.C. area accounted for 27 percent and 8 percent, respectively.

    Accruing loans contractually past due 90 days or more as to the payment of principal or interest totaled
$144 million at September 30, 1994, compared with $135 million at December 31, 1993. Residential mortgages and student loans of $60 million and $39 million, respectively, were included in the total at September 30, 1994, compared with $55 million and $41 million, respectively, at year-end 1993.

    Annualized net charge-offs as a percentage of average loans were .27 percent for the first nine months of 1994, compared with .69 percent in the corresponding 1993 period. The 1994 charge-off and recovery levels reflected the continued improvement in overall asset quality and the Corporation's loan workout efforts.

PNC BANK CORP.

- --------------------------------------------------------------------------------
                                                      Corporate Financial Review

CHARGE-OFFS AND RECOVERIES
- --------------------------------------------------------------

Nine months ended
September 30                                1994
                          -------------------------------------
                                                            Net
In millions               Charge-offs   Recoveries  Charge-offs
- ---------------------------------------------------------------
Commercial                       $ 38          $26         $ 12
Real estate project                19            2           17
Real estate mortgage               14            2           12
Consumer                           49           23           26
- ---------------------------------------------------------------
   Total                         $120          $53         $ 67
- ---------------------------------------------------------------
                                              1993
- ---------------------------------------------------------------
Commercial                       $ 78          $27         $ 51
Real estate project                31            1           30
Real estate mortgage               12            2           10
Consumer                           62           23           39
- ---------------------------------------------------------------
   Total                         $183          $53         $130
- ---------------------------------------------------------------

ALLOWANCE FOR CREDIT LOSSES The allowance for credit losses totaled $1.0 billion at September 30, 1994, compared with $972 million at December 31, 1993. The allowance as a percentage of period-end loans and nonperforming loans was 2.89 percent and 281.4 percent, respectively, at September 30, 1994. The comparable year-end amounts were 2.92 percent and 253.1 percent, respectively. Based on current asset quality, the allowance for credit losses is expected to decline during the remainder of 1994 and in 1995.

ASSET/LIABILITY MANAGEMENT Asset/liability management uses a variety of investment alternatives, funding sources and off-balance-sheet instruments in managing the overall interest rate risk profile of the Corporation. Asset/liability management seeks to minimize the credit risk associated with its activities. This is primarily accomplished by entering into transactions with only a select number of high-quality institutions, establishing credit limits with counterparties and, where applicable, requiring segregated collateral.
    A dynamic income simulation model is the primary mechanism used in assessing the impact on net interest income of changes in interest rates. The model reflects management's assumptions related to asset yields and rates paid on liabilities, loan and deposit growth rates, mortgage-related asset prepayments, maturity of the interest rate swap portfolio, and other rate-influenced variables. The assumptions are developed based on what management believes at the time to be the most likely interest rate environment, as well as other interest rate environments that are believed to have a lesser probability of occurrence. The assumptions used to project net interest income are applied to the current on- and off-balance-sheet positions. The model reflects management's assumption that the market would present investment alternatives with acceptable maturities, credit risk, and interest rate characteristics relative to earning assets and funding sources.

    Actual results may differ from simulated results due to various factors including changes in market conditions and asset/liability management strategies. The assumptions are updated periodically to reflect changing circumstances. The actual timing and magnitude of interest rate changes, as well as the relationship or spread between various rates, could also affect net interest income.

    A number of factors have necessitated upward revisions to the current most likely interest rate scenario, including interest rates rising in 1994 more than previously anticipated. Recently a number of economic measures such as growth in the manufacturing sector, a lower unemployment rate, a decline in the dollar's exchange rates and a rise in industrial commodities prices have indicated continued inflationary pressures. Management expects the Federal Reserve will respond aggressively by raising the Federal funds and discount rates more rapidly and to higher levels than previously anticipated.

    The following table sets forth average interest rates for the periods indicated under management's current most likely interest rate scenario and the industry consensus as reported in the Blue Chip Financial Forecasts.

                                                                  PNC BANK CORP.

- --------------------------------------------------------------------------------
Corporate Financial Review

INTEREST RATE ASSUMPTIONS
- ----------------------------------------------------------------------
                                    Industry                  Industry
                            Most   Consensus         Most    Consensus
                          Likely     Average       Likely      Average
                        Scenario      Fourth     Scenario       Fourth
             September  December     Quarter     December      Quarter
                  1994      1994        1994         1995         1995
- ----------------------------------------------------------------------
Federal funds     4.75%     5.50%       5.10%        6.50%        6.10%
3-month LIBOR     5.12      6.10        5.60         6.90         6.50
5-year U.S.
  Treasury
  Note            7.08      7.80        7.40         7.90         7.60
Spread
  between
  5-year U.S.
  Treasury Note
  and
  Federal
  funds            233bp     230bp       230bp        140bp        150bp
- ----------------------------------------------------------------------


    In the current most likely interest rate scenario, the Federal funds rate exceeds the industry consensus by 40 basis points. Also, the spread between the 5-year U.S. Treasury Note and Federal funds rates narrows from 230 basis points to 140 basis points by the end of 1995.

    In the current most likely interest rate scenario, net interest income is expected to decline by 7 percent in the fourth quarter of 1994 compared with the prior quarter, and 15 percent in 1995 compared with full year 1994. In the projection, net interest income is expected to decline in 1995 and increase thereafter through 1996. If interest rates approximate the industry consensus, net interest income would decline 13 percent in 1995.

    If interest rates do not rise to the extent forecasted, net interest income will exceed the projections discussed above. For example, if interest rates are 100 basis points less than the current most likely interest rate scenario, net interest income for 1995 is projected to exceed the most likely projection by 10 percent.

    If interest rates exceed the current most likely interest rate scenario by 100 basis points, net interest income for 1995 is projected to decline from the most likely case by an additional 10 percent. Management intends to continue to take actions designed to mitigate a substantial portion of this impact. Such actions include the addition of variable-rate assets, the extension of maturities of retail and wholesale fixed-rate liabilities, the reduction of fixed-rate assets, and off-setting derivative transactions. In the third quarter of 1994, fixed-rate investment securities totaling $2.7 billion were sold, and the proceeds were reinvested in variable-rate assets.

    Management also performs an interest rate sensitivity ("gap") analysis which represents a point-in-time net position of assets, liabilities and off-balance-sheet instruments subject to repricing in specified time periods. Gap analysis alone does not accurately measure the magnitude of changes in net interest income since changes in interest rates do not impact all categories of assets, liabilities, and off-balance-sheet positions equally or simultaneously. The liability sensitivity of the cumulative one-year and two-year gap positions was 17.4 percent and 10.9 percent, respectively, of total earning assets at September 30, 1994.

PNC BANK CORP.

- --------------------------------------------------------------------------------
                                                      Corporate Financial Review

FINANCIAL DERIVATIVES The Corporation enters into interest rate swaps to alter the maturity and repricing structure of the balance sheet ("hedge swaps") and as an intermediary for customers ("customer swaps"). At September 30, 1994, hedge swaps and customer swaps accounted for 86 percent and 1 percent, respectively, of the total notional amount of all interest rate swaps, futures, forward, foreign currency exchange and option contracts. The notional amount of hedge and customer swaps totaled $12.7 billion and $136 million, respectively, at September 30, 1994. The corresponding December 31, 1993 amounts were $11.8 billion and $490 million, respectively. Credit risk with respect to interest rate swaps represents the inability of the counterparty to perform under terms of the swap agreements. The Corporation limits credit risk with respect to such agreements by requiring segregated collateral.

    The table below sets forth the interest rate swap portfolio and related fair value at September 30, 1994 and December 31, 1993.

INTEREST RATE SWAPS
- ------------------------------------------------------------------
In millions         Gain Position      Loss Position
                   ---------------    ---------------     Total
                  Notional    Fair   Notional    Fair   Notional
September 30, 1994   Value   Value     Value    Value     Value
- ------------------------------------------------------------------
Hedge swaps
 Receive fixed         $403      $20   $11,575    $(506)   $11,978
 Pay fixed              295        2       428      (25)       723
- ------------------------------------------------------------------
   Total hedge swaps    698       22    12,003     (531)    12,701
Customer swaps           68        2        68       (2)       136
- ------------------------------------------------------------------
   Total               $766      $24   $12,071    $(533)   $12,837
- ------------------------------------------------------------------
December 31, 1993
- ------------------------------------------------------------------
Hedge swaps
 Receive fixed       $7,904     $153    $2,715    $ (26)   $10,619
 Pay fixed                               1,193      (86)     1,193
- ------------------------------------------------------------------
   Total hedge swaps  7,904      153     3,908     (112)    11,812
Customer swaps          245        3       245       (3)       490
- ------------------------------------------------------------------
   Total             $8,149     $156    $4,153    $(115)   $12,302
- ------------------------------------------------------------------


INTEREST RATE SWAPS ACTIVITY
- ----------------------------------------------------------------
                           Hedge Swaps
                        ------------------
Notional value           Receive    Pay       Customer
In millions               Fixed    Fixed       Swaps     Total
- ----------------------------------------------------------------
Balance at January 1,
  1994                    $10,619   $1,193        $490   $12,302
Additions                   3,200                   36     3,236
Maturities/amortization     1,837      270         341     2,448
Terminations                    4      200          49       253
- ----------------------------------------------------------------
 Balance at
   September 30, 1994     $11,978    $ 723        $136   $12,837
- ----------------------------------------------------------------

     Substantially all swaps are index amortizing, the majority of which are designated as hedges on deposits and other interest-bearing liabilities. The Corporation receives payments based on fixed interest rates and makes payments based on floating money market indices. Such swaps have an initial specified term, at the end of which the maturity will be extended to a final maturity date if the index exceeds a contractually specified rate. If the maturity has extended and the index subsequently declines below the contractually specified rate, the index swaps will amortize.

    During the first nine months of 1994, hedge swaps benefited net interest income by $119.9 million, compared with $145.1 million in the corresponding 1993 period. Further increases in interest rates would reduce the fair value of, and negate or eliminate the benefit provided by, such swaps.

    Net deferred gains on terminated interest rate swaps totaled $10 million and $22 million, at September 30, 1994 and December 31, 1993, respectively. Such deferred gains are being amortized over various remaining periods of up to twenty-one months.

    The following table sets forth the maturity distribution of the notional value of hedge swaps and the associated weighted average interest rates at September 30, 1994. In management's current most likely interest rate scenario, the maturity of substantially all indexed amortizing swaps will extend and the weighted average rate paid on hedge swaps will exceed the weighted average rate received. In management's most current likely interest rate scenario, the receive-fixed hedge swaps have a remaining expected maturity of 3 years. The expected weighted average interest rate paid and the weighted average interest rate received on such swaps are 6.40 percent and 5.69 percent, respectively.

                                                                  PNC BANK CORP.

- --------------------------------------------------------------------------------
Corporate Financial Review

MATURITY DISTRIBUTION OF HEDGE SWAPS
- ---------------------------------------------------------------------------------------------------------------------------------
      Dollars in millions           1994          1995           1996           1997           1998         Beyond         Total
- ---------------------------------------------------------------------------------------------------------------------------------
Receive fixed                        $498        $5,788         $4,009         $1,407           $271          $  5        $11,978
 Weighted average fixed
  interest rate received             7.39%         5.90%          5.36%          5.24%          5.27%         5.33%          5.69%
 Weighted average variable
  interest rate paid                 5.10          5.24           5.33           5.40           5.40          5.40           5.29
Pay fixed                                        $  325         $  165         $   40           $ 50          $143        $   723
 Weighted average variable
  interest rate received                           5.14%          7.50%          9.64%          8.28%         9.59%          7.03%
 Weighted average fixed
  interest rate paid                               5.12           5.26           5.40           5.40          5.40           5.24
- ---------------------------------------------------------------------------------------------------------------------------------

LIQUIDITY MANAGEMENT Liquidity represents an institution's ability to generate cash or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers as well as the demands of depositors and debtholders. Liquidity is managed through the coordination of the relative maturities of assets, liabilities and off-balance-sheet positions and is enhanced by the ability to raise funds in capital markets. Liquid assets consist of cash and due from banks, Federal funds sold and resale agreements, interest-earning deposits with banks, trading account securities and securities available for sale. At September 30, 1994, such assets totaled $7.7 billion. Liquidity is also provided by securities that may be sold under agreements to repurchase, which totaled $4.1 billion at September 30, 1994. In addition, several bank affiliates have access to funds as issuers of unsecured notes and as members of the Federal Home Loan Bank system.

    Liquidity for the parent company and its nonbank affiliates is generated through the issuance of securities in public or private markets, lines of credit and dividends from subsidiaries. Under effective shelf registration statements at September 30, 1994, the Corporation had available $140 million of debt, $300 million of preferred stock and $350 million of securities that may be issued as either debt or preferred stock. Additionally, the Corporation had a $300 million unused committed line of credit. Funds obtained from any of these sources can be used for both bank and nonbank activities. In addition to current parent company funds, the funding for pending or potential acquisitions may include the issuance of instruments that qualify as regulatory capital, such as preferred stock or subordinated debt.

    Management believes the Corporation has sufficient liquidity to meet its obligations to customers, debtholders, and others. The impact of replacing maturing liabilities is reflected in the income simulation model used in the Corporation's overall asset/liability management process. At September 30, 1994, the model assumed rising interest rates and a resulting higher cost of replacement funding.

FUNDING SOURCES
- --------------------------------------------------------------

                                   SEPTEMBER 30   December 31
In millions                                1994          1993
- -------------------------------------------------------------
Deposits
 Demand, savings and money market       $19,188       $18,621
 Time                                    14,381        14,494
- -------------------------------------------------------------
   Total deposits                        33,569        33,115
- -------------------------------------------------------------
Borrowed funds
 Repurchase agreements                    4,353         4,995
 Treasury, tax and loan                   2,173         3,414
 Federal funds purchased                  2,892         2,066
 Commercial paper                         1,861           514
 Other                                    1,096           673
- -------------------------------------------------------------
   Total borrowed funds                  12,375        11,662
- -------------------------------------------------------------
Notes and debentures
 Bank notes                               8,475         7,000
 Federal Home Loan Bank                   1,436         1,045
 Other                                    1,928         1,540
- -------------------------------------------------------------
   Total notes and debentures            11,839         9,585
- -------------------------------------------------------------
   Total                                $57,783       $54,362
- -------------------------------------------------------------

    Total deposits at September 30, 1994, increased slightly since year end as increases from acquired deposits were partially offset by lower brokered and other deposits. Brokered deposits, which are primarily included in time deposits, totaled $2.6 billion at September 30, 1994, compared with $4.1 billion at December 31, 1993. These deposits are expected to decline further in future periods as they mature and alternative funding sources are

PNC BANK CORP.

- --------------------------------------------------------------------------------
                                                      Corporate Financial Review

employed. Retail brokered deposits are issued or participated-out by brokers in denominations of $100,000 or less. Such deposits represented 69.7 percent of the total at September 30, 1994, compared with 63.7 percent at year-end 1993.

    Borrowed funds increased $713 million from year-end 1993. In addition, during the first nine months of 1994, certain repurchase agreements and treasury, tax and loan borrowings were replaced with short-term borrowings primarily consisting of commercial paper and term Federal funds purchased.

    Notes and debentures increased $2.3 billion since year-end 1993. During the first nine months of 1994, the Corporation issued $5.2 billion of variable-rate, unsecured bank notes with maturities of one year, $1.6 billion of fixed-rate, unsecured bank notes with maturities ranging from four to six months, and $200 million of subordinated debentures due in 2004.

SECURITIES At September 30, 1994, securities totaled $23.0 billion and were comprised of $18.0 billion of investment securities and $5.0 billion of securities available for sale. The comparable amounts at year-end 1993 were $11.7 billion and $11.4 billion, respectively. In the third quarter of 1994, approximately $2.7 billion of fixed-rate securities, primarily U.S. Treasuries, were sold and replaced with variable-rate assets to reduce the Corporation's interest rate sensitivity.

    At September 30, 1994 the investment securities and available for sale portfolios included $12.9 billion and $4.5 billion, respectively, of collateralized mortgage obligations and mortgage-backed securities. The characteristics of these investments include principal guarantees, primarily by U.S. Government agencies, marketability, and availability as collateral for additional liquidity. The expected maturity of mortgage-related securities can vary as a result of changes in interest rates. The expected weighted average maturity of such assets was 3 years and 7 months in the investment securities portfolio and 4 years and 8 months in the available for sale portfolio. The Corporation manages the risks associated with these securities through the use of the income simulation model.

    Asset-backed private placements represent the Corporation's interest in AAA-rated, variable-rate instruments. The interest rates on these instruments float with various indices and are limited by periodic and maximum caps.

                                                                  PNC BANK CORP.

- --------------------------------------------------------------------------------
Corporate Financial Review

SECURITIES
- --------------------------------------------------------------------------------

                                          SEPTEMBER 30, 1994                                      December 31, 1993
                          ------------------------------------------------       ------------------------------------------------
                                                   UNREALIZED                                             Unrealized
                          AMORTIZED        ------------------         FAIR       Amortized        ------------------         Fair
In millions                    COST        GAINS       LOSSES        VALUE            Cost        Gains       Losses        Value
- ---------------------------------------------------------------------------------------------------------------------------------
Investment securities
 Debt securities
   U.S. Treasury            $ 1,779                      $ 51      $ 1,728          $    1                                 $    1
   U.S. Government
    agencies
    and corporations         12,296                       778       11,518          10,227         $ 39          $32       10,234
   State and municipal          355          $18            1          372             389           38                       427
   Asset-backed private
    placements                1,597                        13        1,584
   Other debt                 1,640                        39        1,601             810            3            4          809
 Corporate stocks and
  other                         309            1                       310             245                                    245
- ---------------------------------------------------------------------------------------------------------------------------------
    Total                   $17,976          $19         $882      $17,113         $11,672         $ 80          $36      $11,716
- ---------------------------------------------------------------------------------------------------------------------------------
Securities available
  for sale
 Debt securities
   U.S. Treasury             $  438                      $  5       $  433         $ 2,402         $  2          $ 2      $ 2,402
   U.S. Government
    agencies
    and corporations          3,725          $ 5          119        3,611           8,023          114           16        8,121
   State and municipal            2                                      2               2                                      2
   Other debt                   840            7           10          837             788           18            4          802
 Corporate stocks and
  other                         105            1            4          102              36           25                        61
- ---------------------------------------------------------------------------------------------------------------------------------
    Total                   $ 5,110          $13         $138      $ 4,985         $11,251         $159          $22      $11,388
- ---------------------------------------------------------------------------------------------------------------------------------

Capital

The current economic and regulatory environment has placed an increased emphasis on capital strength. Acquisition capability, funding alternatives, new business activities, deposit insurance costs, and the level and nature of expanded regulatory oversight depend in large part on a banking institution's capital classification. At September 30, 1994, the capital position of each bank affiliate was classified as well capitalized.

    The minimum regulatory capital ratios are 4.00 percent for Tier I, 8.00 percent for total risk-based and 3.00 percent for leverage. However, regulators may require higher capital levels when a bank's particular circumstances warrant.

    The leverage ratio declined during the first nine months of 1994, as a result of completed purchase acquisitions. Capital ratios are expected to decline further in 1995 as a result of the BlackRock transaction. The Corporation maintains its capital position primarily through its dividend policy and retained earnings. During the first nine months of 1994, the Corporation retained capital of $356.3 million.

        The board of directors has authorized the Corporation to repurchase common stock provided that no more than 2.8 million common shares are held in treasury at any one time. During the first nine months of 1994, the Corporation purchased 1.8 million common shares and had 1.4 million in treasury at September 30, 1994. As discussed previously, management intends to continue to take actions designed to reduce interest rate sensitivity, including the reduction of fixed-rate assets. Such actions may be accompanied by additional stock repurchases.

PNC BANK CORP.

- --------------------------------------------------------------------------------
                                                      Corporate Financial Review

RISK-BASED CAPITAL AND LEVERAGE RATIOS
- ---------------------------------------------------------------
                                 September 30       December 31
Dollars in millions                      1994              1993
- ---------------------------------------------------------------
CAPITAL COMPONENTS
 Shareholders' equity                 $ 4,446           $ 4,325
 Goodwill                                (372)              (85)
 Net unrealized securities
  (gains) losses                          138               (88)
- ---------------------------------------------------------------
   Total Tier I risk-based
    capital                             4,212             4,152
- ---------------------------------------------------------------
 Subordinated debt                        754               554
 Eligible allowance for credit
  losses                                  616               547
- ---------------------------------------------------------------
   Total risk-based capital           $ 5,582           $ 5,253
- ---------------------------------------------------------------
ASSETS
 Risk-weighted assets and off-
   balance-sheet instruments          $48,885           $43,380
 Average tangible assets               61,736            52,923
- ---------------------------------------------------------------
CAPITAL RATIOS
 Tier I risk-based capital               8.61%             9.57%
 Total risk-based capital               11.41             12.11
 Leverage                                6.82              7.85
- ---------------------------------------------------------------

Third Quarter of 1994 versus
   Third Quarter of 1993

Net income for the third quarter of 1994 was $188.0 million, or $.79 per fully diluted common share, compared with $217.7 million, or $.91 per share, in the third quarter of 1993. After-tax net securities losses of $28.7 million were included in the results for the third quarter of 1994, compared with $47.1 million of after-tax net securities gains in the prior-year period. Excluding securities transactions, earnings were $216.7 million in the third quarter of 1994 compared with $170.6 million a year ago.

    Return on assets and return on common shareholders' equity were 1.20 percent and 17.15 percent, respectively, in the third quarter of 1994. The corresponding returns in 1993 were 1.72 percent and 21.59 percent.

    On a fully taxable-equivalent basis, net interest income for the third quarter of 1994 was $503.2 million, an increase of $35.4 million, or 7.6 percent, from the comparable year-earlier period. The growth in net interest income was due to higher average earning assets. The net interest margin narrowed 48 basis points in the comparison, due to liabilities repricing at a faster rate than assets, the maturity structure and nature of liabilities assumed relative to assets acquired in the PNC Mortgage acquisition, and a reduced benefit of noninterest-bearing sources and interest rate swaps.

    The provision for credit losses was $10.1 million in the third quarter of 1994, compared with $50.0 million in the third quarter of 1993. Continuing improvement in economic conditions combined with management's ongoing efforts to improve asset quality resulted in lower nonperforming assets and charge-offs, and a higher reserve coverage of nonperforming loans.

    Excluding the results of securities transactions, noninterest income increased $83.6 million, or 43.6 percent, to $275.3 million during the third quarter of 1994. Investment management and trust revenue totaled $72.4 million, an increase of 6.1 percent. Revenue growth from new trust relationships and mutual fund accounting and administrative services was partially offset by a decline in fees resulting from lower levels of managed assets. Service charges, fees and commissions totaled $95.1 million, an increase of 3.5 percent from the third quarter of 1993. The increase was primarily from growth in deposit and corporate services revenue. Mortgage banking income increased to $78.9 million, compared with $7.6 million in 1993 due to the acquisition of PNC Mortgage and the purchase of the Associates mortgage servicing portfolio.

    Noninterest expense increased to $435.9 million, compared with $345.9 million a year ago, primarily due to acquisitions. Excluding acquisitions, noninterest expense increased 2.5 percent, compared with the third quarter of 1993.

                                                                  PNC BANK CORP.

- --------------------------------------------------------------------------------
Consolidated Balance Sheet

- -----------------------------------------------------------------------------------------------------------------------------
                                                                                                SEPTEMBER 30      December 31
Dollars in millions, except par values                                                                  1994             1993
- -----------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                              $ 1,938          $ 1,817
Short-term investments                                                                                   782              856
Loans held for sale                                                                                      517            1,392
Securities available for sale                                                                          4,985           11,388
Investment securities, fair value of $17,113 and $11,716                                              17,976           11,672
Loans, net of unearned income of $223 and $222                                                        35,700           33,308
 Allowance for credit losses                                                                          (1,030)            (972)
- -----------------------------------------------------------------------------------------------------------------------------
 Net loans                                                                                            34,670           32,336
Other                                                                                                  3,136            2,619
- -----------------------------------------------------------------------------------------------------------------------------
 Total assets                                                                                        $64,004          $62,080
- -----------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Deposits
 Noninterest-bearing                                                                                 $ 6,572          $ 7,057
 Interest-bearing                                                                                     26,997           26,058
- -----------------------------------------------------------------------------------------------------------------------------
 Total deposits                                                                                       33,569           33,115
- -----------------------------------------------------------------------------------------------------------------------------
Borrowed funds
 Federal funds purchased                                                                               2,892            2,066
 Repurchase agreements                                                                                 4,353            4,995
 Commercial paper                                                                                      1,861              514
 Other                                                                                                 3,269            4,087
- -----------------------------------------------------------------------------------------------------------------------------
 Total borrowed funds                                                                                 12,375           11,662
- -----------------------------------------------------------------------------------------------------------------------------
Notes and debentures                                                                                  11,839            9,585
Accrued expenses and other liabilities                                                                 1,775            3,393
- -----------------------------------------------------------------------------------------------------------------------------
 Total liabilities                                                                                    59,558           57,755
- -----------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Preferred stock--$1 par value
 Authorized: 17,616,224 and 17,663,791 shares
 Issued and outstanding: 935,666 and 983,233 shares
 Aggregate liquidation value: $19 and $20                                                                  1                1
Common stock--$5 par value
 Authorized: 450,000,000 shares
 Issued: 235,948,578 and 234,994,196 shares                                                            1,180            1,175
Capital surplus                                                                                          465              450
Retained earnings                                                                                      3,071            2,715
Deferred ESOP benefit expense                                                                            (94)             (95)
Net unrealized securities gains (losses)                                                                (138)              88
Common stock held in treasury at cost: 1,383,328 and 288,959 shares                                      (39)              (9)
- -----------------------------------------------------------------------------------------------------------------------------
 Total shareholders' equity                                                                            4,446            4,325
- -----------------------------------------------------------------------------------------------------------------------------
 Total liabilities and shareholders' equity                                                          $64,004          $62,080
- -----------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

PNC BANK CORP.

- --------------------------------------------------------------------------------
                                                Consolidated Statement of Income

- ---------------------------------------------------------------------------------------------------------------------------------
                                                                         THREE MONTHS ENDED                     Nine months ended
                                                                               SEPTEMBER 30                          September 30
                                                                    -----------------------              ------------------------
In thousands, except per share data                                    1994            1993                  1994            1993
- ---------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans and fees on loans                                          $  652,127        $472,378            $1,818,974      $1,433,932
Securities                                                          335,117         308,860               947,572         923,293
Other                                                                20,325          10,652                71,121          28,694
- ---------------------------------------------------------------------------------------------------------------------------------
 Total interest income                                            1,007,569         791,890             2,837,667       2,385,919
- ---------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits                                                            249,532         174,496               664,777         562,208
Borrowed funds                                                      131,161          89,219               338,394         276,570
Notes and debentures                                                131,921          70,193               349,241         179,822
- ---------------------------------------------------------------------------------------------------------------------------------
 Total interest expense                                             512,614         333,908             1,352,412       1,018,600
- ---------------------------------------------------------------------------------------------------------------------------------
 Net interest income                                                494,955         457,982             1,485,255       1,367,319
Provision for credit losses                                          10,078          50,021                60,123         165,252
- ---------------------------------------------------------------------------------------------------------------------------------
 Net interest income less provision for credit losses               484,877         407,961             1,425,132       1,202,067
- ---------------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
Investment management and trust                                      72,354          68,214               218,815         203,580
Service charges, fees and commissions                                95,094          91,845               275,135         261,194
Mortgage banking                                                     78,911           7,648               159,274          24,624
Net securities gains (losses)                                       (44,202)         72,513               (13,895)        184,290
Other                                                                28,942          23,984                78,561          65,231
- ---------------------------------------------------------------------------------------------------------------------------------
 Total noninterest income                                           231,099         264,204               717,890         738,919
- ---------------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Staff expense                                                       208,128         165,669               618,999         512,009
Net occupancy and equipment                                          67,880          55,730               200,022         168,822
Other                                                               159,905         124,515               462,033         397,246
- ---------------------------------------------------------------------------------------------------------------------------------
 Total noninterest expense                                          435,913         345,914             1,281,054       1,078,077
- ---------------------------------------------------------------------------------------------------------------------------------
 Income before income taxes and cumulative
   effect of changes in accounting principles                       280,063         326,251               861,968         862,909
Applicable income taxes                                              92,065         108,575               280,436         289,080
- ---------------------------------------------------------------------------------------------------------------------------------
 Income before cumulative effect of changes in accounting
  principles                                                        187,998         217,676               581,532         573,829
Cumulative effect of changes in accounting principles,
  net of tax benefit of $5,343                                                                                            (19,393)
- ---------------------------------------------------------------------------------------------------------------------------------
 Net income                                                      $  187,998        $217,676            $  581,532      $  554,436
- ---------------------------------------------------------------------------------------------------------------------------------

EARNINGS PER COMMON SHARE
Primary before cumulative effect of changes in accounting
  principles                                                           $.79           $ .92                 $2.45           $2.42
Cumulative effect of changes in accounting principles                                                                        (.08)
- ---------------------------------------------------------------------------------------------------------------------------------
 Primary                                                               $.79           $ .92                 $2.45           $2.34
- ---------------------------------------------------------------------------------------------------------------------------------
Fully diluted before cumulative effect of changes in accounting
  principles               $.79                                                       $ .91                 $2.44           $2.41
Cumulative effect of changes in accounting principles                                                                        (.08)
- ---------------------------------------------------------------------------------------------------------------------------------
 Fully diluted                                                         $.79           $ .91                 $2.44           $2.33
- ---------------------------------------------------------------------------------------------------------------------------------
CASH DIVIDENDS DECLARED PER COMMON SHARE                               $.32           $.285                 $ .96           $.855
AVERAGE COMMON SHARES OUTSTANDING
Primary                                                             236,914         236,544               236,954         236,345
Fully diluted                                                       238,735         238,647               238,807         238,414
- ---------------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

                                                                  PNC BANK CORP.

- --------------------------------------------------------------------------------
Consolidated Statement of Cash Flows

- ---------------------------------------------------------------------------------------------------------------------------------
                                  Nine months ended September 30
                                            In millions                                                    1994              1993
- ---------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                                            $     582         $     554
Adjustments to reconcile net income to net cash provided by operating activities
 Cumulative effect of changes in accounting principles                                                                         19
 Provision for credit losses                                                                                 60               165
 Depreciation, amortization and accretion                                                                   185               115
 Deferred income taxes                                                                                      (30)              (61)
 Net securities (gains) losses                                                                               14              (184)
 Net gain on sales of assets                                                                                (55)              (13)
 Valuation adjustments on foreclosed assets, net of gains on sales                                          (19)               (8)
Change in
 Loans held for sale                                                                                        927              (218)
 Other                                                                                                     (334)               56
- ---------------------------------------------------------------------------------------------------------------------------------
   Net cash provided by operating activities                                                              1,330               425
- ---------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Net change in loans                                                                                      (1,512)             (696)
Repayment
 Securities available for sale                                                                            1,920               855
 Investment securities                                                                                    2,501             5,000
Sale
 Securities available for sale                                                                           10,699            15,378
 Investment securities                                                                                       38                11
 Loans                                                                                                      561                79
 Foreclosed assets                                                                                           84                74
Purchase
 Securities available for sale                                                                           (8,430)          (12,159)
 Investment securities                                                                                   (7,560)           (9,758)
 Loans                                                                                                      (22)             (427)
Net cash paid for acquisitions                                                                             (462)              (50)
Other                                                                                                       225               882
- ---------------------------------------------------------------------------------------------------------------------------------
   Net cash used by investing activities                                                                 (1,958)             (811)
- ---------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net change in
 Noninterest-bearing deposits                                                                              (813)             (521)
 Interest-bearing deposits                                                                               (1,088)           (1,425)
 Federal funds purchased                                                                                    822              (676)
Sale/issuance
 Repurchase agreements                                                                                  106,042           127,970
 Commercial paper                                                                                         4,086             4,381
 Other borrowed funds                                                                                    80,433            35,576
 Notes and debentures                                                                                     7,577             2,973
 Common stock                                                                                                33                36
Redemption/maturity
 Repurchase agreements                                                                                 (106,684)         (128,313)
 Commercial paper                                                                                        (2,739)           (4,815)
 Other borrowed funds                                                                                   (81,251)          (34,847)
 Notes and debentures                                                                                    (5,412)             (118)
Net acquisition of treasury stock                                                                           (30)               (9)
Cash dividends paid to shareholders                                                                        (227)             (201)
- ---------------------------------------------------------------------------------------------------------------------------------
   Net cash provided by financing activities                                                                749                11
- ---------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                                                              121              (375)
 Cash and due from banks at beginning of year                                                             1,817             2,117
- ---------------------------------------------------------------------------------------------------------------------------------
   Cash and due from banks at end of period                                                           $   1,938         $   1,742
- ---------------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

PNC BANK CORP.

- --------------------------------------------------------------------------------
                                      Notes to Consolidated Financial Statements

Basis of Financial Statement Presentation

The unaudited consolidated interim financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of PNC Bank Corp. and its subsidiaries ("Corporation"), substantially all of which are wholly owned. In the opinion of management, the financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair statement of the results for the interim periods presented.

    In preparing the unaudited consolidated interim financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from such estimates.

    The notes included herein should be read in conjunction with the audited consolidated financial statements included in the 1993 Annual Report.

Reclassifications

Certain prior period amounts have been reclassified to conform to reporting classifications utilized for the current reporting period. These reclassifications did not impact the Corporation's financial condition or results of operations.

Earnings per Common Share

Primary earnings per common share is calculated by dividing net income adjusted for preferred stock dividends declared by the sum of the weighted average number of shares of common stock outstanding and the number of shares of common stock which would be issued assuming the exercise of stock options during each period. Fully diluted earnings per common share is based on net income adjusted for interest expense, net of tax, on outstanding convertible debentures and dividends declared on nonconvertible preferred stock. The weighted average number of shares of common stock outstanding is increased by the assumed conversion of outstanding convertible preferred stock and convertible debentures from the beginning of the year and the number of shares of common stock which would be issued assuming the exercise of stock options. Adjustments to net income and the weighted average number of shares of common stock outstanding are made only when such adjustments dilute earnings per common share.

Changes in Accounting Principles

SECURITIES Effective December 31, 1993, the Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Securities are classified as investment securities and carried at amortized cost if management has the positive intent and ability to hold the securities to maturity. Securities purchased with the intention of recognizing short-term profits are placed in the trading account and are carried at market value. Securities not classified as investments or trading are designated as securities available for sale and carried at fair value with unrealized gains and losses reflected in shareholders' equity. Prior to the adoption of SFAS No. 115, securities available for sale were carried at the lower of cost or fair value.

INCOME TAXES Effective January 1, 1993, the Corporation adopted SFAS No. 109, "Accounting for Income Taxes," which requires the use of the liability method to account for deferred income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Previously, deferred income taxes were accounted for using the deferred method.

    The cumulative effect of the change decreased net income in 1993 by $9.0 million or $.04 per fully diluted share.

INTANGIBLE ASSETS Effective January 1, 1993, the Corporation changed its method of accounting for certain identifiable intangible assets, consisting primarily of purchased mortgage servicing rights. Such assets are accounted for at the lower of amortized cost or the

                                                                  PNC BANK CORP.

- --------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

estimated value of future net revenues on a disaggregated basis. The estimated value of these assets is determined by discounting the related expected future net cash flows at a rate no less than the original discount rate. Previously, cash flows were not discounted for this purpose.

    The cumulative effect of the change decreased net income in 1993 by $10.4 million or $.04 per fully diluted share.

Mergers and Acquisitions

On November 30, 1993, the Corporation completed its acquisition of PNC Mortgage (formerly Sears Mortgage Banking Group). During the third quarter of 1994, the post-closing purchase price adjustments were finalized with no material impact. The transaction was recorded under the purchase method of accounting and the total assets of PNC Mortgage were $7.6 billion at closing.

    During the first nine months of 1994, the Corporation completed the acquisitions of United Federal Bancorp, Inc., State College, Pennsylvania, and First Eastern Corp., Wilkes-Barre, Pennsylvania. The combined assets and deposits totaled $2.8 billion and $2.4 billion, respectively, at closing. The Corporation also completed the acquisition of a $10 billion residential mortgage servicing portfolio from the Associates Corporation of North America.

    In the second quarter of 1994, the Corporation entered into a definitive agreement to acquire BlackRock Financial Management, L.P., a New York-based fixed-income investment management firm with approximately $23 billion in assets under management. The purchase price is approximately $240 million in cash and notes. This transaction is expected to close in the first quarter 1995, pending regulatory and other approvals.

    In the third quarter of 1994, the Corporation announced agreements to acquire Brentwood Financial Corporation, Cincinnati, Ohio, and Indian River Federal Savings Bank, Vero Beach, Florida. The aggregate purchase price approximates $33 million in cash. The combined assets and deposits totaled approximately $175 million and $140 million, respectively, at September 30, 1994. These transactions are expected to close in the first quarter of 1995, subject to regulatory and shareholder approvals.

Cash Flows

During the first nine months of 1994 and 1993, interest paid on deposits and other contractual debt obligations totaled $1.3 billion and $954.8 million, respectively, and income taxes paid were $305.1 million and $300.5 million, respectively.

    Noncash investing activities consisted of transfers of securities available for sale to investment securities totaling $2.7 billion during the first nine months of 1994 and transfers of loans to foreclosed assets aggregating $46.4 million in 1994 and $20.3 million in 1993. Additionally, in connection with acquisitions completed during 1994, the Corporation acquired assets of $2.8 billion and assumed liabilities of $2.7 billion. The cash paid totaled $580 million and the Corporation received $128 million in cash and due from banks in connection with these acquisitions.

Allowance for Credit Losses

The following table presents changes in the allowance for credit losses:

- -------------------------------------------------------------
In millions                                 1994         1993
- -------------------------------------------------------------
Balance at January 1                      $  972        $ 897
- -------------------------------------------------------------
Charge-offs                                 (120)        (183)
Recoveries                                    53           53
- -------------------------------------------------------------
 Net charge-offs                             (67)        (130)
- -------------------------------------------------------------
Provision for credit losses                   60          165
Acquisitions                                  65            8
- -------------------------------------------------------------
 Balance at September 30                  $1,030        $ 940
- -------------------------------------------------------------

Notes and Debentures

During the first nine months of 1994, the Corporation issued $200 million of
7.75 percent, unsecured subordinated debentures due in 2004.

PNC BANK CORP.

- --------------------------------------------------------------------------------
Average Consolidated Balance Sheet and Net Interest Analysis

- ---------------------------------------------------------------------------------------------------------------------------------
                                                                           Nine months ended September 30
Taxable-equivalent basis                     ------------------------------------------------------------------------------------
                                                               1994                                          1993
                                             --------------------------------------        --------------------------------------
Average balances in millions, interest in     Average                       Average         Average                       Average
  thousands                                  Balances       Interest   Yields/Rates        Balances       Interest   Yields/Rates
- ---------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning assets
 Short-term investments                       $   821     $   29,378           4.78%        $   515     $   15,439           4.01%
 Mortgages held for sale                          730         38,948           7.11             237         12,316           6.94
 Securities
   U.S. Treasury                                3,562        129,262           4.85           2,495         88,168           4.72
   U.S. Government agencies and corporations   15,406        691,417           5.98          15,487        737,124           6.35
   State and municipal                            369         28,596          10.33             499         36,902           9.86
   Other debt                                   2,212         95,301           5.75           1,821         69,097           5.06
   Corporate stocks and other                     295         12,998           5.88              91          4,999           7.34
- ---------------------------------------------------------------------------------------------------------------------------------
   Total securities                            21,844        957,574           5.85          20,393        936,290           6.12
- ---------------------------------------------------------------------------------------------------------------------------------
 Loans, net of unearned income
   Commercial                                  11,963        648,452           7.25          10,803        541,453           6.70
   Real estate project                          1,693        100,181           7.91           1,870         96,964           6.93
   Real estate mortgage                         9,293        483,967           6.94           3,911        250,067           8.53
   Consumer                                     8,689        538,069           8.28           7,871        520,871           8.85
   Other                                        1,387         63,372           6.10             855         41,738           6.51
- ---------------------------------------------------------------------------------------------------------------------------------
   Total loans, net of unearned income         33,025      1,834,041           7.42          25,310      1,451,093           7.66
- ---------------------------------------------------------------------------------------------------------------------------------
 Other interest-earning assets                     98          2,878           3.94              41          1,042           3.36
- ---------------------------------------------------------------------------------------------------------------------------------
   Total interest-earning assets/interest
    income                                     56,518      2,862,819           6.77          46,496      2,416,180           6.94
- ---------------------------------------------------------------------------------------------------------------------------------
Noninterest-earning assets
 Allowance for credit losses                   (1,009)                                         (921)
 Cash and due from banks                        2,121                                         1,924
 Other assets                                   2,574                                         1,915
- ---------------------------------------------------------------------------------------------------------------------------------
   Total assets                               $60,204                                       $49,414
- ---------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
 Interest-bearing deposits
   Demand                                     $ 3,440         27,798           1.08         $ 3,063         16,752           0.73
   Savings                                      2,440         22,224           1.22           2,260         17,825           1.05
   Money market                                 6,567        114,317           2.33           5,712         82,142           1.92
   Other time                                  13,115        469,887           4.79          11,503        440,411           5.12
   Deposits in foreign offices                    945         30,551           4.32             227          5,078           2.99
- ---------------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing deposits             26,507        664,777           3.35          22,765        562,208           3.30
- ---------------------------------------------------------------------------------------------------------------------------------
 Borrowed funds
   Federal funds purchased                      2,880         87,373           4.06           1,585         36,116           3.05
   Repurchase agreements                        5,180        149,971           3.87           7,347        189,952           3.46
   Commercial paper                               947         30,119           4.25             741         18,379           3.31
   Other                                        2,277         70,931           4.16           1,009         32,123           4.26
- ---------------------------------------------------------------------------------------------------------------------------------
   Total borrowed funds                        11,284        338,394           4.01          10,682        276,570           3.46
- ---------------------------------------------------------------------------------------------------------------------------------
 Notes and debentures                          10,848        349,241           4.30           5,791        179,822           4.14
- ---------------------------------------------------------------------------------------------------------------------------------
 Total interest-bearing liabilities/interest
  expense                                      48,639      1,352,412           3.72          39,238      1,018,600           3.47
- ---------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing liabilities and
 shareholder's equity
 Demand and other noninterest-bearing
  deposits                                      6,158                                         5,232
 Accrued expenses and other liabilities         1,087                                         1,045
 Shareholders' equity                           4,320                                         3,899
- ---------------------------------------------------------------------------------------------------------------------------------
   Total liabilities and shareholders' equity $60,204                                       $49,414
- ---------------------------------------------------------------------------------------------------------------------------------
Interest rate spread including interest rate
  swaps                                                                        3.05                                          3.47
 Impact of noninterest-bearing liabilities                                     0.52                                          0.54
- ---------------------------------------------------------------------------------------------------------------------------------
   Net interest income/margin on earning assets           $1,510,407           3.57%                    $1,397,580           4.01%
- ---------------------------------------------------------------------------------------------------------------------------------

Nonaccrual loans are included in loans, net of unearned income. The impact of interest rate swaps is included in the interest income/expense and average yields/ rates for commercial and real estate mortgage loans, U.S. Government agencies and corporations securities, demand, savings, money market, and other time deposits, and other borrowed funds.

                                                                  PNC BANK CORP.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------------------------
                                    1994                                                        1993
- -------------------------------------------------------------------------------   ----------------------------------
                    Third Quarter                      Second Quarter                       Third Quarter
       -----------------------------------   ----------------------------------   ----------------------------------
         Average                   Average    Average                   Average    Average                   Average
        Balances   Interest   Yields/Rates   Balances   Interest   Yields/Rates   Balances   Interest   Yields/Rates
- --------------------------------------------------------------------------------------------------------------------
         $   744 $    9,493           5.06%   $   855   $ 10,666           5.00%   $   523   $  5,516           4.18%
             546     10,026           7.35        724     12,681           7.01        280      4,558           6.51
           3,008     37,751           4.99      4,244     51,997           4.91      2,077     23,441           4.48
          15,494    237,219           6.12     15,206    229,640           6.04     16,687    259,058           6.21
             359      9,246          10.30        369      9,566          10.36        426     11,422          10.72
           3,245     49,231           6.07      1,746     24,823           5.69      1,697     17,511           4.13
             316      4,818           6.10        294      3,996           5.44        124      1,744           5.63
- --------------------------------------------------------------------------------------------------------------------
          22,422    338,265           6.03     21,859    320,022           5.86     21,011    313,176           5.96
- --------------------------------------------------------------------------------------------------------------------
          12,454    230,552           7.34     12,075    213,853           7.10     11,121    182,947           6.53
           1,621     34,587           8.46      1,736     33,767           7.80      1,810     30,849           6.76
           9,836    175,174           7.12      8,981    156,806           6.98      3,812     77,456           8.13
           8,993    192,343           8.49      8,617    175,131           8.15      7,950    173,035           8.63
           1,590     24,587           6.16      1,122     19,448           6.94        835     13,619           6.52
- --------------------------------------------------------------------------------------------------------------------
          34,494    657,243           7.58     32,531    599,005           7.38     25,528    477,906           7.44
- --------------------------------------------------------------------------------------------------------------------
              69        827           4.76         93      1,024           4.39         82        630           3.06
- --------------------------------------------------------------------------------------------------------------------
          58,275  1,015,854           6.94     56,062    943,398           6.74     47,424    801,786           6.73
- --------------------------------------------------------------------------------------------------------------------
          (1,043)                                (997)                                (935)
           2,107                                2,029                                1,875
           2,649                                2,531                                1,906
- --------------------------------------------------------------------------------------------------------------------
         $61,988                              $59,625                              $50,270
- --------------------------------------------------------------------------------------------------------------------
         $ 3,561     13,139           1.46    $ 3,380      8,344           0.99    $ 3,103      3,899           0.50
           2,547     11,504           1.79      2,381      6,851           1.15      2,274      4,544           0.79
           6,712     44,641           2.64      6,495     37,421           2.31      5,824     25,614           1.74
          13,125    160,701           4.86     12,988    155,764           4.76     11,142    138,881           4.95
           1,712     19,547           4.53        884      9,132           4.14        207      1,558           2.99
- --------------------------------------------------------------------------------------------------------------------
          27,657    249,532           3.58     26,128    217,512           3.34     22,550    174,496           3.07
- --------------------------------------------------------------------------------------------------------------------
           3,550     40,613           4.54      2,821     28,434           4.04      1,489     11,239           3.00
           4,615     49,901           4.29      4,879     48,241           3.97      6,772     59,488           3.49
           1,405     16,343           4.61        925      9,681           4.20        546      4,456           3.24
           1,776     24,304           5.43      2,342     24,218           4.15      1,603     14,036           3.47
- --------------------------------------------------------------------------------------------------------------------
          11,346    131,161           4.59     10,967    110,574           4.04     10,410     89,219           3.40
- --------------------------------------------------------------------------------------------------------------------
          11,358    131,921           4.63     11,030    113,949           4.14      7,027     70,193           3.96
- --------------------------------------------------------------------------------------------------------------------
          50,361    512,614           4.04     48,125    442,035           3.68     39,987    333,908           3.32
- --------------------------------------------------------------------------------------------------------------------
           6,325                                6,124                                5,263
             942                                1,108                                1,007
           4,360                                4,268                                4,013
- --------------------------------------------------------------------------------------------------------------------
         $61,988                              $59,625                              $50,270
- --------------------------------------------------------------------------------------------------------------------
                                      2.90                                 3.06                                 3.41
                                      0.55                                 0.52                                 0.52
- --------------------------------------------------------------------------------------------------------------------
                 $  503,240           3.45%             $501,363           3.58%             $467,878           3.93%
- --------------------------------------------------------------------------------------------------------------------

PNC BANK CORP.

- --------------------------------------------------------------------------------
                                                           Corporate Information

Corporate Headquarters

PNC Bank Corp.
One PNC Plaza
Fifth Avenue and Wood Street
Pittsburgh, Pennsylvania 15265

Stock Listing

PNC Bank Corp. common stock is traded on the New York Stock Exchange (NYSE) under the symbol PNC.

Registrar and Transfer Agent

Chemical Bank
J.A.F. Building P.O. Box 3068
New York, New York 10116-3068
800-982-7652

Inquiries

Individual shareholders should contact:
The PNC Bank Hotline at 800-982-7652 or
Shareholder Relations at 800-843-2206.

Analysts and institutional investors should contact:
William H. Callihan, Vice President,
Investor Relations at 412-762-8257.

News media representatives and others seeking general information should contact:
Jonathan Williams, Vice President,
Media Relations at 412-762-4550.

Form 10-Q:
The Quarterly Report on Form 10-Q is filed with the Securities and Exchange Commission. This report, excluding exhibits, may be obtained without charge by writing to Samuel R. Patterson, Senior Vice President, Financial Reporting, at corporate headquarters.

Common Stock Prices/Dividends Declared

The table below sets forth by quarter the range of high and low sale prices for PNC Bank Corp. common stock and the cash dividends declared per common share.

- ------------------------------------------------------------

                            Daily Sale Prices
                        ---------------------     Cash Dividends
                         High             Low           Declared
- ------------------------------------------------------------
1994 QUARTER
- ------------------------------------------------------------
FIRST                 $29.875         $25.250              $.320
SECOND                 31.625          26.125               .320
THIRD                  30.000          25.625               .320
- ------------------------------------------------------------
   TOTAL                                                   $.960
- ------------------------------------------------------------
1993 Quarter
- ------------------------------------------------------------
First                 $35.000         $27.000             $ .285
Second                 36.125          29.750               .285
Third                  32.750          28.500               .285
Fourth                 31.125          27.625               .320
- ------------------------------------------------------------
   Total                                                  $1.175
- ------------------------------------------------------------

On October 6, 1994, the board of directors of PNC Bank Corp. approved an increase in the quarterly cash dividend on common stock to a new rate of $.35 per common share. The increased dividend was paid on October 24, 1994, to shareholders of record at the close of business on October 17, 1994.

Dividend Reinvestment and
Stock Purchase Plan

The PNC Bank Corp. dividend reinvestment and stock purchase plan enables holders of common and preferred stock to purchase additional shares of common stock conveniently and without paying brokerage commissions or service charges. A prospectus and enrollment card may be obtained by writing to Shareholder Relations at corporate headquarters.